EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Employee Stock Purchase Plan of Kosan Biosciences Incorporated of our reports dated March 13, 2008 with respect to the financial statements of Kosan Biosciences Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Kosan Biosciences Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 27, 2008